Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-1) of our report dated March 23, 2012, except for the change in the presentation of comprehensive income, discussed in Note 1 to the consolidated financial statements, as to which the date is July 17, 2012, included in its Registration Statement (Form S-1 No. 333-182727) and related Prospectus for the registration of shares of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
August 7, 2012